Exhibit 99.1

Iconic Bed Bath & Beyond Brand Returns to Stores with First Bed Bath & Beyond Home in Nashville

Grand Opening Celebration Planned for August 8th

Ticker Symbol Changes from KIRK to TBHC Effective July 29, 2025

NASHVILLE, Tenn. (July 28, 2025) — The Brand House Collective, Inc., formerly Kirkland’s, Inc., (Nasdaq: KIRK) (“The Brand House Collective” or the “Company”), today announced that it will celebrate the grand opening of its first Bed Bath & Beyond Home store located in Nashville, TN, on August 8, 2025. The store opening is the first for the Company under its new name, The Brand House Collective, Inc., following the approval by shareholders at the annual meeting held on July 24, 2025.

“We’re proud to reintroduce one of retail’s most iconic names with the launch of Bed Bath & Beyond Home, beautifully reimagined for how families gather at home today,” said Amy Sullivan, CEO of The Brand House Collective. “This isn’t just a store, it’s a fresh start for a brand that means something special to so many families. With Bed Bath & Beyond Home we’re delivering on our mission to offer great brands, for any budget, in every room. It’s a powerful addition to our portfolio and a meaningful step forward in our transformation.”

To celebrate our grand opening on August 8th, in honoring our brand’s history, we’re bringing back one of its most iconic traditions, the beloved Bed Bath & Beyond coupon. We encourage guests to bring in their legacy Bed Bath & Beyond coupons which we will gladly honor. The coupon we all know and love is back and for those who need one, a fresh version will be waiting at the door. In addition, the first 25 customers who make a purchase will receive an incredible free gift, The Beyond Bed, a premium 10” memory foam queen size mattress, regularly valued at $226.99. Join us for a homecoming celebration where nostalgia meets fresh possibilities, and every customer becomes part of our exciting new chapter!

Ticker Symbol Change

Effective July 29, 2025, the company will begin trading under its new ticker symbol “TBHC.” No action is required by shareholders regarding the ticker symbol change.

Additional details regarding the results of the annual meeting are included in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) today. All management proposals received strong shareholder support and approval.

About The Brand House Collective, Inc.

The Brand House Collective, Inc., formerly Kirkland’s Inc., is a multi-brand merchandising, supply chain and retail operator, managing a portfolio of iconic home and family brands including Kirkland’s Home and Beyond Inc.’s Bed Bath & Beyond Home, Bed Bath & Beyond, buybuy Baby, and Overstock. Currently operating more than 300 stores across 35 states as well as e-commerce sites, www.kirklands.com and www.bedbathandbeyondhome.com, the Company offers distinctive brand experiences providing curated, high-quality product assortments for every room, every moment, and for every budget. More information can be found at www.kirklands.com.